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                                                                 EXHIBIT 10(v)













                                  NATIONAL-STANDARD

                              DEFERRED COMPENSATION PLAN

                             Effective November 19, 1986





                           This is a conformed copy of the
                           Plan which reflects all changes
                             through the Third Amendment.



































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                                  NATIONAL-STANDARD

                              DEFERRED COMPENSATION PLAN


     1.   Name of Plan.

          This plan shall be known as the National-Standard Deferred Compensation Plan, hereafter referred to as "the Plan."

     2.   Objective.

          The objective of the Plan is to provide an unfunded arrangement under which eligible personnel may elect to defer a portion or all of their base compensation and/or bonus to a future date.

     3.   Eligibility.

          All salaried personnel employed by the Company within the United States and earning $50,000 or more annually shall be eligible to participate in the Plan.

     4.   Administration.

          The Plan shall be administered by designated representatives of the Finance and Human Resource Departments under the direction of the Chief Executive Officer.

     5.   Rules and Regulations.

          The Compensation Committee of the Board of Directors, hereafter referred to as "the Committee," may establish such rules and regulations as it deems necessary for effective administration of the Plan.

     6.   Participation.

          Eligible employees may participate in the Plan by making an "irrevocable" election to defer a portion of their base salary and/or bonus earned. Such election shall be on the form provided and must be filed with the designated Company representative no later than December 1 of the year "prior" to the year in which the compensation to be deferred is earned and paid.

     7.   Effect of Election.

          Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. All compensation deferred hereunder shall be reflected on the Company's books of accounts as general unsecured and unfunded obligations. Participation in the Plan












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          shall not confer on the participant any right to remain employed with the Company for any period of time, nor the right to receive a bonus in any year.

      8.  Interest on Account Balances.

          Interest shall accrue on the amount in each participant's account at the end of each calendar quarter year based upon the participant's average account balance for such quarter year at a rate of interest equal to:

          (a) with respect to quarter years ending on or before December 31, 1987, the three (3) month Certificate of Deposit rate, or

          (b) with respect to quarter years ending after January 1, 1988, the thirty (30) year fixed Federal National Mortgage Association
               (FNMA) rate.

          published in The Wall Street Journal as of the close of business on the first day of the first month of such calendar quarter year.

      9.  Effect on Other Benefit Plans.

          Compensation deferred under this Plan shall be considered in computing benefits under other Company benefit plans only in accordance with the provisions of such other plans and applicable federal, state, or local laws and regulations.

     10.  Designation of Beneficiaries.

          Each participant shall have a right to designate beneficiaries who are to receive payments due the participant under the Plan in the event of the participant's death. The designation of beneficiaries shall be in writing on the form provided, which must be signed by the participant. Should a beneficiary not be designated or a designated beneficiary die without a secondary or designated successor beneficiary, distribution shall be made to the participant's estate.

     11.  Disability.

          If a participant or a designated beneficiary is under legal disability or, in the opinion of the Company, is in any way incapacitated to the point of not being able to manage his or her financial affairs, the Company may direct that any payment hereunder be made to the participant's or beneficiary's legal representative, or in any manner it determines is in the best interest of the participant or beneficiary.


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     12.  Hardship.

          Although elections under the Plan are irrevocable, termination of current year deferral or withdrawal from account balances prior to elected periods may be made in case of severe financial hardship due only to health or educational needs. Termination or withdrawal for any other material needs will not be permitted. Requests for such termination of deferral or for withdrawal of funds must be submitted in writing with proof of hardship to the Committee for approval. Any funds withdrawn under such conditions shall be distributed via a regular payroll check processed with the next available payroll.

     13.  Other Termination of Employment.

          If a participant is terminated from the employment of the Company for any reason other than retirement, disability or death, the Company shall have the right, in its sole discretion, to pay the balance of the deferred amount in the participant's account in a lump sum, or in installments within a reasonable period of time following such termination of employment, i.e., the next available payroll following the date of termination, irrespective of the manner or time elected by the participant to receive such deferred payments.

     14.  Change of Control.

          In the event of a change of control of the Company, the amount in each participant's account on the day immediately preceding the change of control date (as hereinafter defined) shall be paid to the participant in a lump sum within a reasonable period of time, i.e., the next available payroll following the change of control date, irrespective of the manner or time elected by the participant to receive payment of the amount. In determining the amount of each participant's account, interest shall be accrued on the day immediately preceding the change of control date, in accordance with Item 8 of the Plan, as if that day were the last day of the calendar quarter year. For purposes of this item the change of control date shall mean the earliest date on which:

          (a) any "person" [as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing at least 25% of the combined voting power of the Company's then outstanding securities, or

          (b) a majority of the individuals comprising the Company's Board of Directors have not served in such capacity for the entire two-year period immediately preceding such date, or


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          (c)  a change occurs of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

          provided, however, that if the transactions or elections causing a date to be a change of control date shall have been approved by an affirmative vote of a majority of the "continuing directors," such date shall not be deemed to be a change of control date. A "continuing director" means a person who was a member of the Board of Directors of the Company immediately prior to the transactions or elections, resulting in there being a change of control date, or who was designated (before his initial election or appointment as a director) as a continuing director by a majority of the whole Board of Directors, but only if the majority of the whole Board of Directors then consisted of continuing directors, or if a majority of the whole Board of Directors did not then consist of continuing directors, by a majority of the then continuing directors.

     15.  Payment of Account Balances.

          The Company shall pay to each participant or beneficiary from the general assets of the Company the amount of his or her account balance in the manner elected by the participant on the next available payroll following the date elected, unless such payments are to be made under Items 12, 13, or 14 herein.

     16.  Withholding.

          The Company shall withhold the amount of local, state or federal taxes required by law from payments ultimately paid under the Plan.

     17.  No Alienation.

          To the extent permitted by law, the right of any participant or any beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the participant or beneficiary, and any such benefit or payment shall not be subject to anticipation, sale, alienation, transfer, assignment or encumbrance.

     18.  Determination of Taxability.

          Should the Internal Revenue Service determine that any amount deferred by the participant under this plan is currently taxable, even though not received by the participant, the Company shall pay to such participant, immediately upon receipt of a copy of the final IRS determination of taxability, the amount of deferred compensation deemed to be subject to tax.

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     19.  Amendments or Termination.

          The Plan may be terminated or amended at any time in whole or in part as determined by the Board of Directors of the Company.

     20.  Effective Date.

          This Plan shall be effective as of November 19, 1986.

     21.  Plan Year.

          The Plan year will be the calendar year from January to December following the election made on the previous December 1.




































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                                     SUPPLEMENT A
                                          TO
                     NATIONAL-STANDARD DEFERRED COMPENSATION PLAN


     A-1  Purpose.

          The purpose of this Supplement A is to allow eligible employees under the Plan to make a special deferral election with respect to the amount (if any) of before-tax contributions which they may be prevented from making under the National-Standard Company Employees' Stock Savings Plan (the "ESSP"), due to the nondiscrimination requirements of Section 401(k) or the maximum limitations on elective deferrals under Section 402(g) of the Internal Revenue Code, and to provide for a Company contribution hereunder based upon the amount of such deferrals as described in Paragraph A-5 below. Elections made under this Supplement A shall be in addition to any other deferral election made under the Plan.

     A-2  Effective Date.

          The effective date of this Supplement A is December 1, 1987.

     A-3  Special Election for 1987.

          Eligible employees may file an irrevocable written election prior to December 1, 1987 to defer up to four percent (4%) of their base salary for December 1987, provided that the amount deferred shall not exceed the difference between (a) and (b) below:

          (a) The amount the employee would have contributed to the ESSP as a "matching contribution" during 1987 if his election to make matching contributions under the ESSP had not been cut back, due to the Section 401(k) nondiscrimination requirements or the
               Section 402(g) elective deferral limitations.

          (b) The amount actually contributed by the eligible employee as a "matching contribution" under the ESSP for 1987.

     A-4  Special Election for 1988 and Future Years.

          Each eligible employee may make an irrevocable written election prior to December 1 of the year "prior" to the year in which compensation is earned to defer an amount of such compensation equal to the amount such employee is prevented from contributing to the ESSP as a "matching contribution" under the ESSP, due to the Section 401(k) nondiscrimination rules or the Section 402(g) elective deferral limitations.

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     A-5  Company Contributions.

          For each calendar year, the Company will contribute on behalf of each participant hereunder an amount which bears the same proportion to the amount deferred by the participant under this Supplement A for that year as the Company's contributions under the ESSP for that year, which are based upon (or are allocated according to) the participant's "matching contributions," bear to the participant's "matching contributions" for that year under the ESSP; provided that the amount deferred by a participant for any year under this Supplement A which shall be recognized for purposes of this Paragraph A-5 shall not exceed the maximum amount which could be so deferred by that participant for that year under this Supplement A due to the Section 402(g) elective deferral limitation.

     A-6  Terms.

          The definitions of terms used under the National-Standard Company Employees' Stock Savings Plan, such as "matching contributions," are hereby incorporated by reference. All other terms and conditions of this Deferred Compensation Plan shall apply to this Supplement A, except that where such terms and conditions of the Plan and this Supplement A conflict, the terms and provisions of this Supplement A shall govern.

























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